CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,500,000	$522.90

PRICING SUPPLEMENT NO. 44 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated November 24, 2014

JPMorgan Chase & Co. Airbag Phoenix Autocallable Optimization Securities

$4,500,000 Linked to the Class A common stock of Rock-Tenn Company due November 30, 2016

Investment Description
Airbag Phoenix Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of the Class A common stock of a specific company (the "Underlying Stock"). If the closing price of one share of the Underlying Stock on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is equal to or greater than the Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Coupon Observation Date. Otherwise, no coupon will be payable with respect to that Coupon Observation Date. JPMorgan Chase will automatically call the Securities early if the closing price of one share of the Underlying Stock on any quarterly Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are called, JPMorgan Chase will pay the principal amount plus the Contingent Coupon otherwise due on the related Call Settlement Date and no further amounts will be owed to you. If by maturity, the Securities have not been automatically called, JPMorgan Chase will either pay you the principal amount per Security or, if the closing price of one share of the Underlying Stock on the Final Valuation Date is below the specified Conversion Price, JPMorgan Chase will deliver to you a number of shares of the Underlying Stock equal to the principal amount per Security times the Stock Adjustment Factor, divided by the Conversion Price (the "Share Delivery Amount") for each Security (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments"). Regardless of whether JPMorgan Chase pays your principal or delivers the Share Delivery Amount at maturity, the final Contingent Coupon will be payable at maturity if the closing price of the Underlying Stock is at or above the Coupon Barrier on the Final Valuation Date. The closing price of the Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events." Investing in the Securities involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a contingent coupon on the Securities, you are accepting the risk of receiving a number of shares of the Underlying Stock per Security at maturity that are worth less than your principal amount. Generally, the higher the Contingent Coupon Rate on a Security, the greater the risk of loss on that Security. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Automatically Callable: JPMorgan Chase will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due on the related Call Settlement Date if the closing price of one share of the Underlying Stock on a quarterly Autocall Observation Date is equal to or greater than the Initial Price, and no further payments will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Coupon: If the closing price of one share of the Underlying Stock on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, JPMorgan Chase will make a Contingent Coupon payment with respect to that Coupon Observation Date. Otherwise, no coupon will be payable with respect to that Coupon Observation Date.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been automatically called and the price of one share of the Underlying Stock closes at or above the Conversion Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity and you will not participate in any appreciation or decline in the value of the Underlying Stock. If the Securities have not been previously called and the price of one share of the Underlying Stock closes below the Conversion Price on the Final Valuation Date, JPMorgan Chase will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount for each Security at maturity, which will likely be worth less than your principal amount and may have no value at all. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	November 24, 2014
	Original Issue Date (Settlement Date)	November 28, 2014
	Coupon Observation Dates[2]	Monthly (see page 4)
	Autocall Observation Dates[2]	Quarterly (see page 4)
	Final Valuation Date[2]	November 23, 2016
	Maturity Date[2]	November 30, 2016
	[1]	The Initial Price is the closing price of one share of the Underlying Stock on November 21, 2014 and is not the closing price of one share of the Underlying Stock on the Trade Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Airbag Phoenix Autocallable Optimization Securities linked to the Class A common stock of Rock-Tenn Company. The Securities are offered in minimum denominations equal to $1,000 and integral multiples thereof.

Underlying Stock	Contingent Coupon Rate	Initial Price*	Conversion Price	Coupon Barrier	CUSIP	ISIN
Class A common stock of Rock-Tenn Company (Bloomberg ticker: RKT)	7.00% per annum	$55.87	$50.28, which is 90% of the Initial Price	$41.90, which is 75% of the Initial Price	48127P655	US48127P6557

*The Initial Price is the closing price of one share of the Underlying Stock on November 21, 2014 and is not the closing price of one share of the Underlying Stock on the Trade Date.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1a-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Class A common stock of Rock-Tenn Company	$4,500,000	$1,000	$67,500	$15	$4,432,500	$985
(1)	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $15 per $1,000 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $964.60 per $1,000 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this pricing supplement, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Stock.

♦You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the Final Price of the Underlying Stock is not likely to be below the Conversion Price and, if it is, you can tolerate receiving a number of shares of the Underlying Stock at maturity worth less than your principal amount or that may have no value at all.

♦You believe the closing price of the Underlying Stock will be greater than or equal to the Coupon Barrier on the specified Coupon Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your potential return is limited to any Contingent Coupons.

♦You are willing to accept the risks of owning equities in general and the Underlying Stock in particular.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦You are willing to invest in the Securities based on the Contingent Coupon Rate indicated on the cover hereof.

♦You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

♦You are willing and able to invest in securities that may be called on any Autocall Observation Date on which the closing price of the Underlying Stock is greater than or equal to the Initial Price, and you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the full downside market risk of an investment in the Underlying Stock.

♦You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

♦You believe the Final Price of the Underlying Stock is likely to be below the Conversion Price, which could result in a total loss of your principal amount.

♦You require an investment designed to provide a full return of principal at maturity and cannot tolerate receiving a number of shares of the Underlying Stock at maturity worth less than your principal amount or that may have no value at all.

♦You believe that the closing price of the Underlying Stock will decline during the term of the Securities and is likely to close below the Coupon Barrier on the specified Coupon Observation Dates.

♦You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

♦You are not willing to accept the risks of owning equities in general and the Underlying stock in particular.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦You are not willing to invest in the Securities based on the Contingent Coupon Rate indicated on the cover hereof.

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

♦You are unable or unwilling to hold securities that may be called on any Autocall Observation Date on which the closing price of the Underlying Stock is greater than or equal to the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Final Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$1,000 per Security
Underlying Stock	Class A common stock of Rock-Tenn Company
Principal Amount	$1,000 per Security
Term	Approximately two years, unless called earlier
Automatic Call Feature	The Securities will be called automatically if the closing price[2] of one share of the Underlying Stock on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due on that Call Settlement Date, and no further payments will be made on the Securities.
Autocall Observation Dates[1]	Quarterly, on February 24, 2015, May 26, 2015, August 24, 2015, November 24, 2015, February 24, 2016, May 24, 2016, August 24, 2016 and November 23, 2016 (the "Final Valuation Date")
Contingent Coupon

If the closing price[2] of one share of the Underlying Stock is greater than or equal to the Coupon Barrier on any Coupon Observation Date, we will pay you the Contingent Coupon for that Coupon Observation Date on the relevant Coupon Payment Date.

If the closing price[2] of one share of the Underlying Stock is less than the Coupon Barrier on any Coupon Observation Date, the Contingent Coupon for that Coupon Observation Date will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.

Each Contingent Coupon will be a fixed amount based on equal monthly installments at the Contingent Coupon Rate, which is a per annum rate.

Contingent Coupon payments on the Securities are not guaranteed. We will not pay you the Contingent Coupon for any Coupon Observation Date on which the closing price of one share of the Underlying Stock is less than the Coupon Barrier.
Contingent Coupon Rate	7.00% per annum
Contingent Coupon payments	$5.8333 per $1,000 principal amount Security
Coupon Payment Dates[1]	2nd business day following the applicable Coupon Observation Date, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date
Call Settlement Dates[1]	First Coupon Payment Date following the applicable Autocall Observation Date, except that the Call Settlement Date for the final Autocall Observation Date is the Maturity Date
Payment at Maturity (per $1,000 Security)

If the Securities are not automatically called and the Final Price of the Underlying Stock is greater than or equal to the Conversion Price on the Final Valuation Date, we will pay you a cash payment at maturity per $1,000 principal amount Security equal to $1,000 plus the Contingent Coupon otherwise due on the Maturity Date pursuant to the Contingent Coupon feature.

If the Securities are not automatically called and the Final Price of the Underlying Stock is below the Conversion Price but at or above the Coupon Barrier on the Final Valuation Date, at maturity we will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Security you own plus the final Contingent Coupon.

If the Securities are not automatically called and the Final Price of the Underlying Stock is below the Conversion Price and below the Coupon Barrier on the Final Valuation Date, at maturity we will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each Security you own, and no Contingent Coupon will be payable at maturity.

The value of shares delivered for the share delivery amount is expected to be worth less than the principal amount and may be worthless.

Share Delivery Amount[1,3]	19.88862 shares per Security, which is the number of shares of the Underlying Stock per $1,000 principal amount Security equal to $1,000 times the Stock Adjustment Factor[2], divided by the Conversion Price
Initial Price	$55.87, which was the closing price of one share of the Underlying Stock on November 21, 2014. The Initial Price for the Underlying Stock is not the closing price of one share of the Underlying Stock on the Trade Date.
Final Price	The closing price[2] of one share of the Underlying Stock on the Final Valuation Date
Conversion Price	$50.28, which is 90% of the Initial Price
Coupon Barrier	$41.90, which is 75% of the Initial Price
Stock Adjustment Factor[2]	The Stock Adjustment Factor is referenced in determining the closing price and Share Delivery Amount of the Underlying Stock. The Stock Adjustment Factor for the Underlying Stock is set initially at 1.0 on November 21, 2014.
[1]	See footnote 2 under "Key Dates" on the front cover
[2]	The closing price and Stock Adjustment Factor of the Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events."
[3]	We will pay cash in lieu of delivering any fractional shares of the Underlying Stock in an amount equal to that fraction multiplied by the closing price of one share of the Underlying Stock on the Final Valuation Date.

Investment Timeline
November 21, 2014	The closing price of one share of the Underlying Stock (Initial Price) is observed and the Conversion Price and the Share Delivery Amount (subject to adjustments) are determined.

Trade Date	The Contingent Coupon Rate is finalized.

Monthly (including at maturity if not previously called)	If the closing price of one share of the Underlying Stock is greater than or equal to the Coupon Barrier on any Coupon Observation Date, JPMorgan Chase will pay you a Contingent Coupon on the Coupon Payment Date.

Quarterly (including the Final Valuation Date)	The Securities will be automatically called if the closing price of one share of the Underlying Stock on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are called, JPMorgan Chase will pay you a cash payment per Security equal to the principal amount plus the Contingent Coupon otherwise due on the related Call Settlement Date, and no further payments will be made on the Securities.

Maturity Date

The Final Price of the Underlying Stock is determined on the Final Valuation Date.

If the Securities have not been automatically called and the Final Price of the Underlying Stock is greater than or equal to the Conversion Price, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount of the Securities plus the Contingent Coupon otherwise due on the Maturity Date pursuant to the Contingent Coupon feature.

If the Securities have not been automatically called and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount for each Security you own, plus any Contingent Coupon otherwise due on the Maturity Date pursuant to the Contingent Coupon feature.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Observation Dates and Coupon Payment Dates

Coupon Observation Dates	Contingent Coupon Payment Dates
December 26, 2014	December 30, 2014
January 26, 2015	January 28, 2015
February 24, 2015*	February 26, 2015
March 24, 2015	March 26, 2015
April 24, 2015	April 28, 2015
May 26, 2015*	May 28, 2015
June 24, 2015	June 26, 2015
July 24, 2015	July 28, 2015
August 24, 2015*	August 26, 2015
September 24, 2015	September 28, 2015
October 26, 2015	October 28, 2015
November 24, 2015*	November 27, 2015
December 24, 2015	December 29, 2015
January 25, 2016	January 27, 2016
February 24, 2016*	February 26, 2016
March 24, 2016	March 29, 2016
April 25, 2016	April 27, 2016
May 24, 2016*	May 26, 2016
June 24, 2016	June 28, 2016
July 25, 2016	July 27, 2016
August 24, 2016*	August 26, 2016
September 26, 2016	September 28, 2016
October 24, 2016	October 26, 2016
November 23, 2016*	November 30, 2016

*These Coupon Observation Dates are also Autocall Observation Dates. If the Securities are called, the corresponding Coupon Payment Date will be the applicable Call Settlement Date and no further payments will be made.

Each of the Coupon Observation Dates and the Autocall Observation Dates, and therefore the Contingent Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. In determining our reporting responsibilities we intend to treat (i) the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons" in the accompanying product supplement no. UBS-1a-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.

Sale, Exchange or Redemption of a Security. Assuming the treatment described above is respected, upon a sale or exchange of the Securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Securities between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax adviser regarding this issue.

Physical Settlement. If you receive shares of the Underlying Stock at maturity, you should be deemed to have applied the purchase price of your Security toward the purchase of the shares you receive. You should not recognize gain or loss with respect to the receipt of those shares. Instead, your basis in the Share Delivery Amount should equal the price you paid to acquire your Security, and that basis should be allocated proportionately among the shares. Your holding period for the shares of the Underlying Stock should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of Underlying Stock, you should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share.

As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

In addition, withholding under legislation commonly referred to as "FATCA" could apply to amounts paid with respect to the Securities. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities in light of your particular circumstances.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called, we will pay you the principal amount of your Securities in cash only if the Final Price of the Underlying Stock is greater than or equal to the Conversion Price and only at maturity. If the Securities have not been automatically called and the Final Price of the Underlying Stock is below the Conversion Price, we will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount (subject to adjustments) for each $1,000 principal amount Security that you own instead of the principal amount in cash. As a result, if the Final Price of the Underlying Stock is below the Conversion Price, you will be exposed at an increased rate to any such decline below the Conversion Price. For example, if the Conversion Price for an offering of Securities equals 80% of the Initial Price of the Underlying Stock and the Final Price of the Underlying Stock is below its Conversion Price, you will lose 1.25% of your principal amount Security for each additional 1% decline in the price of the Underlying Stock below its Conversion Price. If you receive shares of the Underlying Stock at maturity, the value of those shares will likely be less than the principal amount of the Securities or may have no value at all. Therefore, you could lose some or all of your principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Securities. If the closing price of one share of the Underlying Stock on a Coupon Observation Date is less than the Coupon Barrier, we will not pay you the Contingent Coupon for that Coupon Observation Date and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. If the closing price of one share of the Underlying Stock is less than the Coupon Barrier on each of the Coupon Observation Dates, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Securities.

Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will incur a loss of principal, because the Final Price will be less than the Conversion Price. In addition, regardless of whether JPMorgan Chase pays your principal or delivers the Share Delivery Amount at maturity, the final Contingent Coupon will be payable at maturity only if the closing price of the Underlying Stock is at or above the Coupon Barrier on the Final Valuation Date.
♦	Limited Return on the Securities and You Will Not Participate in Any Appreciation of the Underlying Stock — The return potential of the Securities is limited to the specified Contingent Coupon Rate, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. In addition, the total return on the Securities will vary based on the number of Coupon Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Securities are called, you will not receive any Contingent Coupons or any other payments in respect of any Coupon Observation Dates after the Call Settlement Date. Because the Securities could be called as early as the first Autocall Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the Underlying Stock's risk of decline even though you were not able to participate in any potential appreciation in the price of the Underlying Stock. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying Stock. In addition, if the Securities are not called and the Final Price is below the Conversion Price, you will suffer a loss on your principal amount and the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
♦	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying Stock is above the Conversion Price. At maturity, if the Securities have not been automatically called, we will either repay you the full principal amount per $1,000 principal amount Security or, if the price of the Underlying Stock closes below the Conversion Price on the Final Valuation Date, we will deliver to you a number of shares of the Underlying Stock equal to the Share Delivery Amount for each $1,000 principal amount Security at maturity, which will likely be worth less than your principal amount and may have no value at all. This contingent repayment of principal applies only if you hold your Securities to maturity.
♦	The Probability That the Closing Price will Fall Below the Coupon Barrier or That the Final Price Will Fall Below the Conversion Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Coupon Barrier on any Coupon Observation Date, resulting in the loss of one or more Contingent Coupons, or below its Conversion Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Contingent Coupon Rate is a fixed rate and depends in part on this expected volatility. A higher Contingent Coupon Rate is associated with greater expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The closing price of one share of the Underlying Stock for your Securities could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would have the opportunity to receive any Contingent Coupons could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Each Contingent Coupon Is Based Solely on the Closing Price of One Share of the Underlying Stock on the Coupon Observation Date — Whether a Contingent Coupon will be payable with respect to a Coupon Observation Date will be based solely on the closing price of one share of the Underlying Stock on that Coupon Observation Date. As a result, you will not know whether you will receive a Contingent Coupon until the related Coupon Observation Date. Moreover, because each Contingent Coupon is based solely on the closing price of one share of the Underlying Stock on the applicable Coupon Observation Date, if that closing price is less than the Coupon Barrier, you will not receive any Contingent Coupon with respect to that Coupon Observation Date, even if the closing price of one share of the Underlying Stock was higher on other days during the period before that Coupon Observation Date.
♦	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding the Underlying Stock and its issuer, please see "The Underlying Stock" and the section applicable to the Underlying Stock issuer in this pricing supplement and that issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the Underlying Stock;
♦	the time to maturity of the Securities;
♦	the likelihood of an automatic call being triggered;
♦	the dividend rate on the Underlying Stock;

♦	the occurrence of certain events affecting the issuer of the Underlying Stock that may or may not require an adjustment to the Initial Price, Conversion Price and Coupon Barrier, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Dividend Payments or Voting Rights in the Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying Stock and the Securities.
♦	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the Underlying Stock. We have not independently verified any of the information about the Underlying Stock issuer contained in this pricing supplement. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful — While the Securities are structured to provide for Contingent Coupons if the Underlying Stock does not close below the Coupon Barrier on the Coupon Observation Dates, we cannot assure you of the economic environment during the term or at maturity of your Securities.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price and the Stock Adjustment Factor of the Underlying Stock for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock and making other related adjustments that may affect the likelihood of an automatic call, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to make these adjustments, the market value of your Securities, whether the Securities will be automatically called and any payment on the Securities may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $1,000 Security on an offering of the Securities linked to a hypothetical Underlying Stock and assume an Initial Price of $100 and reflect a Coupon Barrier of $75.00 (which is 75% of the hypothetical Initial Price), a Conversion Price of $90.00 (which is 90% of the hypothetical Initial Price) and a Contingent Coupon Rate of 7.00% per annum. The hypothetical Initial Price has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price, Conversion Price and Coupon Barrier are based on the closing price of one share of the Underlying Stock on November 21, 2014 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing prices of one share of the Underlying Stock, please see the historical information set forth under "The Underlying Stock" in this pricing supplement.

Principal Amount:	$1,000
Term:	Approximately two years (unless earlier called)
Autocall Observation Dates:	Quarterly
Coupon Observation Dates:	Monthly
Hypothetical Initial Price:	$100.00
Hypothetical Coupon Barrier:	$75.00 (75.00% of the hypothetical Initial Price)
Hypothetical Conversion Price:	$90.00 (90.00% of the hypothetical Initial Price)
Hypothetical Share Delivery Amount:	11.11111 shares per Security ($1,000 / Conversion Price of $90.00)
Contingent Coupon Rate:	7.00% per annum (or approximately 0.5833% per month)

*	The actual value of the Contingent Coupons you will receive over the term of the Securities (until maturity or an earlier automatic call), the actual market value of the number of shares of the applicable Underlying Stock equal to the Share Delivery Amount or the principal amount, as applicable, you may receive at maturity if the Securities have not been automatically called, and therefore the total return at maturity or upon an automatic call may be more or less than the amounts displayed in these hypothetical scenarios.

Example 1 — Securities Are Called on the First Autocall Observation Date and the Underlying Stock Closed at or Above the Coupon Barrier on the First Three Coupon Observation Dates

Date	Closing Price	Payment (per Security)
First and Second Coupon Observation Date	$84.00 (at or above Coupon Barrier)	$11.6666 (Contingent Coupons)
First Autocall Observation Date / Third Coupon Observation Date	$104.00 (at or above Coupon Barrier, at or above Initial Price)	$1,005.8333 (Call Settlement Amount)
	Total Payment:	$1,017.4999 (1.75% return)

Because the Securities are called on the first Autocall Observation Date, we will pay you on the applicable Call Settlement Date a total of $1,005.8333 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $11.6666 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,017.4999 per Security, for a 1.75% total return on the Securities. No further amounts will be owed on the Securities.

Example 2 — Securities Are Called on the Third Autocall Observation Date and the Underlying Stock Closed at or Above the Coupon Barrier on Six of Nine Coupon Observation Dates

Date	Closing Price	Payment (per Security)
First to Third Coupon Observation Dates (First Autocall Observation Date)	Various (all at or above Coupon Barrier; all below Initial Price)	$17.4999 (Contingent Coupons)
Fourth to Sixth Coupon Observation Dates (Second Autocall Observation)	Various (all below Coupon Barrier)	$0.00
Seventh and Eighth Coupon Observation Dates	$84.00 (at or above Coupon Barrier)	$11.6666 (Contingent Coupons)
Third Autocall Observation Date / Ninth Coupon Observation Date	$110.00 (at or above Coupon Barrier, at or above Initial Price)	$1,005.8333 (Call Settlement Amount)
	Total Payment:	$1,034.9998 (3.50% return)

Because the Securities are called on the third Autocall Observation Date, we will pay you on the applicable Call Settlement Date a total of $1,005.8333 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $29.1665 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,034.9998 per Security, for a 3.50% total return on the Securities. No further amounts will be owed on the Securities.

Example 3 — Securities Are NOT Called and the Final Price Is at or Above the Conversion Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First to Third Coupon Observation Dates (First Autocall Observation Date)	Various (all at or above Coupon Barrier; all below Initial Price)	$17.4999 (Contingent Coupons)
Fourth to Twelfth Coupon Observation Dates (Fourth Autocall Observation Date)	Various (all below Coupon Barrier)	$0.00
Thirteenth to Twenty-Third Coupon Observation Dates (Seventh Autocall Observation Date)	Various (all at or above Coupon Barrier; all below Initial Price)	$64.1663 (Contingent Coupons)
Final Autocall and Coupon Observation Date	$90.00 (at or above Conversion Price and Coupon Barrier)	1,005.8333 (Payment at Maturity)
	Total Payment:	$1,087.4995 (8.25% return)

At maturity, we will pay you a total of $1,005.8333 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When that amount is added to the Contingent Coupon payments of $81.6662 received in respect of prior Coupon Observation Dates, we will have paid you a total of $1,087.4995 per Security, for a 8.25% total return on the Securities.

Example 4 — Securities Are NOT Called and the Final Price Is Below the Conversion Price but Above the Coupon Barrier

Date	Closing Price	Payment (per Security)
First to Ninth Coupon Observation Dates (First to Third Autocall Observation Dates)	Various (all at or above Coupon Barrier; all below Initial Price)	$52.4997 (Contingent Coupons)
Tenth to Twenty-Third Coupon Observation Dates (Fourth to Seventh Autocall Observation Dates)	Various (all below Coupon Barrier; all below Initial Price)	$0.00
Final Autocall and Coupon Observation Date	$82.00 (below Conversion Price; at or above Coupon Barrier)	11.11111 shares × 82.00 =$911.1110 (value of shares and cash delivered) plus $5.8333 (Contingent Coupon)
	Total Payment:	$969.4440 (-3.0556% return)

Because the Securities are not called and the Final Price is below the Conversion Price, we will deliver to you at maturity the number of shares of the Underlying Stock equal to the Share Delivery Amount for every $1,000 principal amount of the Securities you hold and will pay cash at the Final Price for any fractional shares included in the Share Delivery Amount. The value of shares and cash received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying Stock on the maturity date, and could result in the loss of some or all of your principal. In this example, we will deliver to you at maturity 11.11111 shares of the Reference Stock at $82.00 per share, which is equal to a value of $911.1110 (assuming the Final Price also equals the closing price at maturity), and will also pay you the final Contingent Coupon payment of $5.8333. When that amount is added to the Contingent Coupon payments of $52.4997 received in respect of the prior Coupon Observation Dates, we will have paid you $969.4440 per Security, for a loss on the Securities of 3.0556%.

Example 5 — Securities Are NOT Called and the Final Price Is below the Conversion Price and the Coupon Barrier

Date	Closing Price	Payment (per Security)
First to Twelfth Coupon Observation Dates (First to Fourth Autocall Observation Dates)	Various (all at or above Coupon Barrier; all below Initial Price)	$69.9996 (Contingent Coupons)
Thirteenth to Twenty-Third Coupon Observation Dates (Fifth to Seventh Autocall Observation Dates)	Various (all below Coupon Barrier; and below Initial Price)	$0.00
Final Autocall and Coupon Observation Date	$60.00 (below Conversion Price and Coupon Barrier)	11.11111 shares × $60.00 = $666.6666 (value of shares and cash delivered)
	Total Payment:	$736.6662 (-26.3334% return)

Because the Securities are not called and the Final Price is below the Conversion Price, we will deliver to you at maturity the number of shares of the Underlying Stock equal to the Share Delivery Amount for every $1,000 principal amount of the Securities you hold and will pay cash at the Final Price for any fractional shares included in the Share Delivery Amount. The value of shares and cash received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying Stock on the maturity date, and could result in the loss of some or all of your principal. In this example, we will deliver to you at maturity 11.1111 shares of the Reference Stock at $60.00 per share, which is equal to a value of $666.6666 (assuming the Final Price also equals the closing price at maturity). When that amount is added to the Contingent Coupon payments of $69.9996 received in respect of the prior Coupon Observation Dates, we will have paid you $736.6662 per Security, for a loss on the Securities of 26.3334%.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of the Underlying Stock. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and 2013 and the first, second and third calendar quarters of 2014. Partial data is provided for the fourth calendar quarter of 2014. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Rock-Tenn Company

According to its publicly available filings with the SEC, Rock-Tenn Company, which we refer to as Rock-Tenn, is an integrated manufacturer of corrugated and consumer packaging. The Class A common stock of Rock-Tenn, par value $0.01 per share (Bloomberg ticker: RKT), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Rock-Tenn in the accompanying product supplement no. UBS-1a-I. Rock-Tenn's SEC file number is 001-12613.

Historical Information Regarding the Class A common stock of Rock-Tenn

The following table sets forth the quarterly high and low closing prices of one share of the Class A common stock of Rock-Tenn, based on daily closing prices on the primary exchange for Rock-Tenn, as reported by Bloomberg. The closing price of one share of the Class A common stock of Rock-Tenn on November 24, 2014 was $55.94. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the Class A common stock of Rock-Tenn has experienced significant fluctuations. The historical performance of the Class A common stock of Rock-Tenn should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of Rock-Tenn during the term of the Securities. We cannot give you assurance that the performance of the Class A common stock of Rock-Tenn will result in the return of any of your principal amount.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2009	3/31/2009		$17.99	$11.44	$13.53
4/1/2009	6/30/2009		$20.74	$12.99	$19.08
7/1/2009	9/30/2009		$25.93	$18.39	$23.56
10/1/2009	12/31/2009		$26.25	$21.25	$25.21
1/1/2010	3/31/2010		$26.03	$19.02	$22.79
4/1/2010	6/30/2010		$27.78	$23.38	$24.84
7/1/2010	9/30/2010		$27.15	$23.67	$24.91
10/1/2010	12/31/2010		$29.06	$24.72	$26.98
1/1/2011	3/31/2011		$36.40	$27.67	$34.68
4/1/2011	6/30/2011		$38.81	$31.33	$33.17
7/1/2011	9/30/2011		$33.65	$23.19	$24.34
10/1/2011	12/31/2011		$31.68	$22.87	$28.85
1/1/2012	3/31/2012		$36.93	$29.06	$33.78
4/1/2012	6/30/2012		$33.73	$25.04	$27.28
7/1/2012	9/30/2012		$36.88	$26.65	$36.09
10/1/2012	12/31/2012		$37.86	$30.72	$34.96
1/1/2013	3/31/2013		$46.40	$35.67	$46.40
4/1/2013	6/30/2013		$53.53	$43.18	$49.94
7/1/2013	9/30/2013		$62.21	$50.64	$50.64
10/1/2013	12/31/2013		$54.71	$46.63	$52.51
1/1/2014	3/31/2014		$57.25	$48.08	$52.79
4/1/2014	6/30/2014		$53.53	$47.53	$52.80
7/1/2014	9/30/2014		$53.33	$47.01	$47.58
10/1/2014	11/24/2014	*	$56.09	$44.02	$55.94

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through November 24, 2014. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2014.

The graph below illustrates the daily performance of the Class A common stock of Rock-Tenn from January 2, 2004 through November 21, 2014, based on information from Bloomberg, without independent verification. The dotted lines represent the Conversion Price of $50.28, equal to 90% of the closing price on November 21, 2014 and the Coupon Barrier of $41.90, equal to 75% of the closing price on November 21, 2014.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this pricing supplement for an illustration of the risk-return profile of the Securities and the section for the Underlying Stock set forth under "The Underlying Stock" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.